Exhibit 19.1

Cisco Systems, Inc.
Insider Trading Policy

1. Purpose
Cisco Systems, Inc. ("Cisco") has adopted the following Insider Trading Policy (the "Policy") governing transactions by Cisco personnel (as defined below in Section 3) in Cisco’s securities, as well as the securities of certain other companies who have a relationship with Cisco.
2. Overview
Summary of Policies Against Insider Trading
In the normal course of business, you may become aware of or otherwise come into possession of information regarding Cisco that is material, non-public information (as that term is defined below in Section 4.2). Cisco’s policy is that all Cisco personnel (as defined below in Section 3) are prohibited from transacting in (which includes buying, selling or gifting) Cisco securities while aware of material, non-public information, other than pursuant to a Qualified Trading Plan (as defined below) that complies with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Cisco’s policy also prohibits passing on the information to others to enable them to profit from transacting in Cisco securities (referred to as "tipping").
In addition, it is also Cisco’s policy that, if you become aware of material, non-public information regarding another company which has a relationship with Cisco (such as customers, suppliers, vendors or other business partners) that you obtained by virtue of your position at Cisco, then, similarly, you are prohibited from transacting in that company’s securities while you are aware of this information or engaging in any other action to take advantage of that information, and you are prohibited from passing on the information to others to enable them to profit from it by transacting in that company’s securities.
The purpose of this Policy is both to inform you of your legal obligations and to make clear to you that the misuse of material, non-public information is contrary to Cisco policy, as well as federal and state law, and is subject to severe penalties, including termination of employment.
To protect both you and Cisco, and to avoid even the appearance of impropriety, we have adopted the following policies, which are more fully explained below:
•Transacting in securities of Cisco while you are aware of material, non-public information is strictly prohibited;
•Members of the Cisco Board of Directors, Section 16 Officers (as designated by the Cisco Board of Directors), all Executive Vice Presidents, all Senior Vice Presidents, all Vice Presidents (other than any Vice President who does not have regular access to material, non-public information regarding Cisco), and all other Cisco personnel (without regard to title) who have regular access to material, non-public information regarding Cisco (collectively, referred to as "Insiders" and each individual, an "Insider") are only permitted to transact in Cisco securities during the "trading window";
•Transacting in securities of another company which has a relationship with Cisco while you are aware of material, non-public information regarding that company obtained by virtue of your position at Cisco is strictly prohibited;
•Cisco employees and members of the Cisco Board of Directors are prohibited from engaging in any speculative transactions in Cisco securities, including engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts;
•Section 16 Officers and members of the Cisco Board of Directors are prohibited from holding Cisco securities in a margin account or otherwise pledging Cisco securities as collateral for a loan; and
•Cisco will not engage in transactions in Cisco securities, except in compliance with applicable securities laws.

These policies are explained in detail below.
3. Scope
Cisco Personnel Subject to the Policy
As described in more detail below, this Policy applies to the following Cisco personnel (referred to in this Policy as "Cisco personnel"):
•All employees of Cisco and its worldwide subsidiaries (collectively, "Cisco employees");
•All members of the Cisco Board of Directors; and
•All consultants, contractors and other personnel providing services to Cisco or its worldwide subsidiaries ("consultants/contractors").
Importantly, this Policy also applies to all family members of any Cisco personnel if they live in the same household or are their dependents. In addition, this Policy applies to all corporations, partnerships, limited liability companies, trusts and other entities that are controlled by any Cisco personnel or by their family members who live in the same household or are their dependents. All such family members and entities are considered Cisco personnel for purposes of this Policy to the same extent as if they were Cisco employees, members of the Cisco Board of Directors, or consultants/contractors, as applicable.
4. Policy Statement(s)
4.1. Policy Against Transacting While in Possession of Material, Non-Public Information
Insider trading is a serious crime and can also subject you to administrative and civil penalties. The criminal penalties include fines of up to $5,000,000, jail sentences of up to 20 years and civil penalties of up to three times the profits made or losses avoided. Those found liable for insider trading must also disgorge any profits made, and are often subjected to an injunction against future violations. They may also be subject to civil liability in private lawsuits.
In addition, under federal law, employers and other “controlling persons" (including the Cisco Board of Directors and company management) may also be subject to prosecution for insider trading by employees or others for whom they are responsible. Employers and other controlling persons may, among other things, face civil penalties of up to $1,000,000 (or, if larger, up to three times the profits made or losses avoided), criminal penalties of up to $5,000,000 for individuals and $25,000,000 for companies, and other penalties if they fail to take steps to prevent and control trading on inside information.
Accordingly, it is extremely important both to you and to Cisco that you do not transact in Cisco or other applicable securities while you are aware of material, non-public information. For this reason, Cisco has adopted the following policy statement which applies to all Cisco personnel worldwide:
It is Cisco’s policy that, if you are aware of material, non-public information relating to Cisco, you may not transact (e.g., buy, sell or gift) in Cisco securities or engage in any other action to take advantage of that information, including passing that information on to others. In addition, it is Cisco’s policy that if you are aware of material, non-public information about any other company which has a relationship with Cisco (such as customers, suppliers, vendors or other business partners) that you obtained by virtue of your position at Cisco, then, similarly, you are prohibited from transacting in that company’s securities while you are aware of that information, or engaging in any other action to take advantage of that information, and you are prohibited from passing on that information to others to enable them to profit from it by transacting in that company’s securities.
As set forth in Section 3, this Policy applies to all Cisco personnel as well as to all family members of Cisco personnel who are living in the same household or are otherwise dependents of Cisco personnel and to all corporations, partnerships, limited liability companies, trusts and other entities that are controlled by any Cisco personnel or by their family members who are living in the same household or are their dependents.

Violation of this Policy is grounds for disciplinary action, including termination of employment. There are no exceptions for transactions that may be necessary or justifiable for independent reasons or to meet emergency expenditures, or for transactions planned before you learned the material, non-public information. If you are aware of material, non-public information covered by the foregoing policy, you may not transact in the applicable securities.
As set forth in this Policy, you are also prohibited from “tipping" others by passing on information to anyone, including friends or family members, who transact on that information. Besides being illegal, tipping is also a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place where others may hear the information (for instance, at lunch, on public transportation, or in elevators).
You should be aware that the United States Securities and Exchange Commission (SEC), the Nasdaq Stock Market, and the Financial Industry Regulatory Authority (FINRA) employ extremely sophisticated stock market surveillance techniques, and there is a very high likelihood that federal or other regulatory authorities will detect and prosecute insider trading violations involving even small dollar amounts. In the event of a prosecution, Cisco will also take appropriate disciplinary action. In addition, if Cisco becomes aware of insider trading by Cisco personnel, Cisco may inform the appropriate governmental authorities. The risk of transacting on material, non-public information is simply not worth taking.
Any Cisco personnel who transacts in Cisco securities while in the possession of material, non-public information or who provides this information to others (referred to as “tipping") will be subject to significant disciplinary action, including dismissal. No exceptions will be made to this Policy, even where the transaction is very small or where the individual planned to make the transaction before learning the information. If you know or suspect that a Cisco employee or other Cisco personnel has violated this Policy, we encourage you to contact either the Ethics Office or the Cisco Legal Department. You are free to do so on an anonymous basis.
4.2. Definition of Material, Non-Public Information
“Material" information is information that a reasonable investor would consider important in making an investment decision with respect to stock or other securities. There is no clear list of information that is considered material, and a determination will generally depend on the specific circumstances. As a general rule of thumb, if you have or acquire information that leads you to want to buy or sell stock or other securities, that information is likely to be considered material. In short, any information that could reasonably affect the price of a stock is material. Examples of information that could be considered material include:
•Quarterly or annual financial results or whether such results will meet analyst expectations;
•Significant changes in the level of sales, orders or expenses;
•Contract negotiations with a potentially significant new customer;
•Loss of a major customer or supplier or other important developments with customers or suppliers which could materially impact Cisco;
•Major new product developments;
•Serious product defects or product recalls;
•Terminations or end of life of major products;
•Merger negotiations or pending significant acquisitions or dispositions of assets;
•Developments in major litigation;
•Significant cybersecurity risks and incidents, including vulnerabilities and breaches;
•Significant personnel or management changes; and
•A change in dividend policy, the declaration of stock splits, an offering of additional securities, or the establishment of a repurchase program for securities.
If you are in doubt as to whether any non-public information is material information, you should presume that the information is material until you speak with an appropriate attorney in the Cisco Legal Department.
“Non-public information” is any information that is not broadly disseminated to the investing public. Keep in mind that once Cisco releases information through public channels (for instance, a press release or SEC filing), this information is not immediately regarded as having been broadly disseminated, as it takes some time for this information to be absorbed by the public. For the purposes of this Policy, information will be considered public (i.e., no longer “non-public") on the second (2nd) trading day following the widespread public release of the information by Cisco or another public company, as the case may be.
In order to avoid disclosure of material, non-public information to parties outside of Cisco, you should refer inquiries regarding Cisco’s financial performance, operating results, projections, or other financial information from analysts, stockholders, reporters and others outside of the company to the Chief Financial Officer or to the Investor Relations Department. This includes requests by financial analysts or others to corroborate or comment upon various elements of their financial projections for Cisco.
If you have any concerns about whether you are in possession of material, non-public information, you should contact an appropriate attorney in the Cisco Legal Department before you transact in Cisco securities.
4.3. Trading Window for Cisco Personnel with Regular Access to Material, Non-Public Information
In order to avoid even the appearance of impropriety, Cisco has adopted a policy that certain Cisco personnel who regularly are exposed to or have access to material, non-public information may only transact (e.g., buy, sell or gift) in Cisco securities during certain established trading periods (referred to as the “trading window").
The Cisco personnel subject to this trading window policy include (i) all members of the Cisco Board of Directors, (ii) all Section 16 Officers, (iii) all Executive Vice Presidents, (iv) all Senior Vice Presidents, (v) all Vice Presidents (other than any Vice President who does not have regular access to material, non-public information regarding Cisco), and (vi) all other Cisco personnel (regardless of title) who regularly are exposed to or have access to material, non-public information regarding Cisco (collectively, referred to as “Insiders" and each individual, an “Insider" ). This last category would generally include certain Cisco personnel in the Finance, Legal and Human Resources Departments (including administrative personnel), and certain senior officers and directors of our worldwide subsidiaries, who may from time to time be exposed to or have access to material, non-public information regarding Cisco.
The trading window policy also applies to all family members of any Insider if they live in the same household or are their dependents and all corporations, partnerships, limited liability companies, trusts and other entities that are controlled by the Insider or by their family members who live in the same household or are their dependents.
The trading window opens (i.e., transactions are permissible) on the second (2nd) trading day after Cisco releases information to the financial community about the prior quarter’s financial results. The trading window closes (i.e., transactions are prohibited) at the close of trading on the last day of the second month of each fiscal quarter.
In addition, the Chief Legal Officer may close the trading window at any time in view of significant events or developments regarding Cisco (a “corporate news trading restriction"). Cisco personnel subject to a corporate news trading restriction may not disclose to any outside third party that the trading window has been closed in this manner.
A calendar showing the trading window is distributed to all members of the Cisco Board of Directors and is available on the Cisco Employee Connection (CEC) portal.
The opening of the trading window as outlined in this section does not in any way override the policy expressed in Section 4.1 above prohibiting transacting in Cisco securities while in possession of material, non-public information. As noted in Section 4.2, there can, of course, be material, non-public information about Cisco with reference to matters other than the quarterly financial results, and this information can arise at any time. If you become aware of material, non-public information during a period when the trading window is otherwise open, you may not transact in Cisco securities until the information of which you are aware has been broadly disseminated or has become immaterial.
If you have any questions as to whether you are an Insider, you must contact one of the appropriate attorneys in the Cisco Legal Department before engaging in transactions involving Cisco securities while the trading window is closed.

Stock Option Exercises. Cisco personnel subject to the trading window who wish to exercise their outstanding Cisco stock options must abide by the following guidelines:
•If the stock option is being exercised with a cash payment or with shares of Cisco common stock, without the concurrent sale of the purchased shares, then the exercise is not required to occur while the trading window is open.
•If the stock option is being exercised in connection with a same-day sale program or other concurrent sale of Cisco securities, the exercise and sale must occur while the trading window is open, unless the shares are to be sold pursuant to a "Qualified Trading Plan," as described below.
Employee Stock Purchase Plan. Purchases of Cisco common stock on the specific purchase dates applicable under the Employee Stock Purchase Plan ("ESPP") are not subject to this Policy. However, the Policy does apply to an employee’s election to participate in the ESPP for any enrollment period, and all subsequent sales of ESPP shares are governed by this Policy, including any applicable trading window restrictions.
Dividend Reinvestment Plan. Purchases of Cisco common stock pursuant to a dividend reinvestment plan that result from the reinvestment of dividends paid on Cisco common stock are not subject to this Policy.
However, all subsequent sales of such stock purchased pursuant to a dividend reinvestment plan are governed by this Policy, including any applicable trading window restrictions.
4.4. Qualified Trading Plans (Rule 10b5-1 Plans)
The trading window restrictions set forth above will not apply to any transactions (e.g., purchase, sale or gift) in Cisco securities made by an Insider pursuant to a “Qualified Trading Plan," as described below.
The SEC has adopted certain rules that allow an Insider to transact in securities, even when the Insider is aware of material, non-public information, so long as the Insider’s transactions are pursuant to a Qualified Trading Plan (commonly referred to as a Rule 10b5-1 Plan) that was implemented before the Insider became aware of the information. Similarly, Cisco’s policy set forth in Section 4.1 above and the trading window restrictions set forth in Section 4.3 above will not apply to any transactions in securities pursuant to a Qualified Trading Plan. In order to qualify for these exceptions, you must adopt a Qualified Trading Plan under which transactions are made under a pre-determined written plan and without your subsequent discretion or control. A Qualified Trading Plan may only be adopted by you when you are not aware of material, non-public information regarding Cisco. Additionally, if you are an Insider you may only adopt a Qualified Trading Plan while the trading window is open.
In order to adopt a Qualified Trading Plan, you must contact an experienced and sophisticated stockbroker or financial advisor who can help you prepare a written Qualified Trading Plan. These plans must comply with a set of complicated rules issued by the SEC, and must be pre-cleared by Cisco’s Chief Legal Officer or their designee. Although the Cisco Legal Department reviews these plans from Cisco’s perspective, the employee adopting a plan bears the responsibility for the Qualified Trading Plan’s compliance with all regulatory provisions so that the plan protects the employee. Cisco reserves the right to publicly disclose the terms of any Qualified Trading Plan.
A “Qualified Trading Plan" is a written plan for transacting in Cisco securities that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) of the Exchange Act as then in effect.
4.5. Prohibition on Speculative Trading and Hedging Transactions
Cisco believes it is improper and inappropriate for Cisco employees and members of the Cisco Board of Directors to engage in speculative transactions in which they may benefit from a decline in Cisco’s stock price, such as short sales. Short sales of Cisco’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore may signal to the market a seller’s lack of confidence in Cisco. In addition, short sales may reduce the seller’s incentive to improve Cisco’s performance in the future.
Cisco also believes it is improper and inappropriate for Cisco employees and members of the Cisco Board of Directors to engage in speculative transactions in which they may benefit from the short-term movement or performance of Cisco’s stock price, such as transactions in put options, call options or other derivative securities. Transactions in options may create an appearance that such transactions are based on inside information.

Further, Cisco believes it is improper and inappropriate as a general proposition for Cisco employees and members of the Cisco Board of Directors to engage in other forms of hedging transactions, such as collars and forward sale contracts because these types of arrangements would in most cases allow Cisco employees and members of the Cisco Board of Directors to lock in much of the value of their stock holdings from exercise of options or with respect to vested and unexercised options often in exchange for all or part of the potential upside appreciation in the stock. If that occurred, Cisco employees and members of the Cisco Board of Directors would no longer have the same objectives as Cisco’s other stockholders in respect of the shares covered by such arrangements.
Therefore, Cisco’s policy is that Cisco employees and members of the Cisco Board of Directors may not engage in any speculative transactions in Cisco securities, including engaging in short sales, engaging in transactions in put options, call options or other derivative securities, or engaging in any other forms of hedging transactions, such as collars or forward sale contracts because of the divergence it could create between objectives of Cisco employees and members of the Cisco Board of Directors, and other stockholders.
In addition to the speculative transactions described above in this Section 4.5, engaging in active, short-term trading in Cisco securities could be viewed as speculative in nature and may create the appearance that the transactions are based on material, non-public information. You are strongly discouraged from trading in Cisco securities for short-term trading profits.
4.6. Margin Accounts and Pledged Securities
This Policy does not preclude Cisco personnel (other than Section 16 Officers and members of the Cisco Board of Directors) from holding Cisco securities in a margin account or otherwise pledging Cisco securities as collateral for a loan. However, a sale of Cisco securities pursuant to a margin call or loan foreclosure, even if you are not aware of such sale, may be deemed to be your sale and, therefore, could violate this Policy if it occurs at a time when you are aware of material, nonpublic information or you are otherwise not permitted to transact in Cisco securities. Consequently, any Cisco personnel holding Cisco securities in a margin account or otherwise pledging such securities as collateral for a loan must undertake to prevent the sale of those Cisco securities at any time when such Cisco personnel would be precluded from transacting under this Policy.
Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information (or otherwise is not permitted to transact in Cisco securities), Section 16 Officers and members of the Cisco Board of Directors are prohibited from holding Cisco securities in a margin account or otherwise pledging Cisco securities as collateral for a loan.
4.7. Special Rules Applicable to Section 16 Officers and the Cisco Board of Directors
Section 16 Officers (as designated by the Cisco Board of Directors) and members of the Cisco Board of Directors are subject to additional restrictions and requirements in connection with their purchases, sales and other transactions in the securities of Cisco. These include (i) the requirement under Rule 144 to file a Form 144 with the SEC upon any sale, (ii) the “short-swing profit" restrictions on purchases and sales within any six-month period under Section 16(b) of the Exchange Act, and (iii) the requirements to file with the SEC reports of all purchases, sales or other transactions under Section 16(a) of the Exchange Act.
Form 144 Filing Requirement. If you are a Section 16 Officer or a member of the Cisco Board of Directors, you or your broker must file a Form 144 under Rule 144 with the SEC in connection with any sale of Cisco securities. The Form 144 must be transmitted for filing to the SEC concurrently with either the placing with a broker of an order to execute a sale of securities in reliance upon Rule 144 or the execution directly with a market maker of such a sale. Most brokers will either assist with or make this filing on behalf of the individual.
Section 16(b) “Short-Swing Profit” Restriction. All Section 16 Officers and all members of the Cisco Board of Directors are also bound by the SEC’s short-swing profit rules under Section 16(b) of the Exchange Act, which effectively prohibits the purchase and sale, or sale and purchase, of Cisco securities within any six-month period.

Section 16(a) Filing Requirements. Finally, all Section 16 Officers and all members of the Cisco Board of Directors are subject to the reporting requirements under Section 16(a) of the Exchange Act. Under these requirements, all Section 16 Officers and all members of the Cisco Board of Directors must report any changes in their “beneficial ownership" of Cisco securities by filing a Form 4 with the SEC no later than the second (2nd) business day following the day on which the transaction occurs. This reporting requirement applies to most acquisitions and dispositions of Cisco securities, including sales, purchases, gifts, distributions from partnerships, grants of stock awards, vesting of stock unit awards and exercises of stock options. For example, for same-day exercises and sales of stock options, the two-business day reporting requirement runs from the date the option is exercised and the shares are sold, not the transaction settlement date.
The reporting requirements under Section 16(a) of the Exchange Act apply to acquisitions and dispositions of Cisco securities “beneficially owned" by all Section 16 Officers and all members of the Cisco Board of Directors. For purposes of Section 16 of the Exchange Act, a person is deemed to beneficially own any security from which the person can derive a direct or indirect pecuniary benefit. A person is considered the direct owner of all equity securities held in the person’s own name or held jointly with others. A person also is considered the indirect owner of any securities from which such person obtains benefits substantially equivalent to those of ownership. Thus, equity securities of Cisco beneficially owned through partnerships, corporations, trusts, estates and family members may be subject to reporting. Generally, a person is presumed to be the beneficial owner of securities held by his or her spouse and family members sharing his or her home.
In order to facilitate compliance with these filing requirements, Cisco requires all Section 16 Officers and all members of the Cisco Board of Directors to comply with all of the following:
•Provide pre-notification to Cisco of all proposed transactions (including gifts, option exercises or other non-market transactions) in Cisco securities;
•Encourage and request all brokers handling transactions to provide immediate communication to Cisco regarding those transactions; and
•Execute a power-of-attorney to authorize specifically designated Cisco representatives to sign Forms 3, 4 and 5 reports on their behalf.
4.8. Transactions by Cisco
Cisco will not engage in transactions in Cisco securities, except in compliance with applicable securities laws.
4.9. Questions
If you have any questions about the scope or application of this Policy, please contact the appropriate attorneys of the Cisco Legal Department by e-mailing [***].